                        U.S. TRADEMARK LICENSE AGREEMENT

                            "HAND HELD - HARD GOODS"



                     INTERNATIONAL APPAREL MARKETING CORP.
                       D/B/A NAUTILUS WEAR INTERNATIONAL



                                      AND



                           BOLLINGER INDUSTRIES, INC.





                                                         (5/95)

                               TABLE OF CONTENTS
                               -----------------

SUMMARY OF TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . .    1

                                  AGREEMENT
                                  ---------
ARTICLE I -  LICENSE TO USE . . . . . . . . . . . . . . . . . . . . .    3

1.       Grant of License . . . . . . . . . . . . . . . . . . . . . .    3
2.       Licensed Territory Defined . . . . . . . . . . . . . . . . .    5
3.       Licensee's Best Efforts. . . . . . . . . . . . . . . . . . .    6
4.       Licensor's Further Right to License. . . . . . . . . . . . .    6
5.       Approvals Regarding Products Other than
         Licensed Products. . . . . . . . . . . . . . . . . . . . . .    8

ARTICLE II - TERM OF AGREEMENT. . . . . . . . . . . . . . . . . . . .   10

1.       Initial Term and Option Term Defined . . . . . . . . . . . .   10
2.       Licensed Term and Year Defined . . . . . . . . . . . . . . .   11

ARTICLE III - MINIMUM SALES . . . . . . . . . . . . . . . . . . . . .   11

1.       Minimum Sales. . . . . . . . . . . . . . . . . . . . . . . .   11
2.       Shipment Minimums. . . . . . . . . . . . . . . . . . . . . .   12

ARTICLE IV - TRADEMARK ROYALTY. . . . . . . . . . . . . . . . . . . .   12

1.       Royalty Payment. . . . . . . . . . . . . . . . . . . . . . .   12
         A.   Net Sales . . . . . . . . . . . . . . . . . . . . . . .   13
         B.   Discounted Goods  . . . . . . . . . . . . . . . . . . .   13
2.       Guaranteed Minimum Trademark Royalty . . . . . . . . . . . .   14
3.       Advance Trademark Royalty Payment. . . . . . . . . . . . . .   15

ARTICLE V - ADVERTISING PAYMENT . . . . . . . . . . . . . . . . . . .   16

1.       Advertising Payment Defined. . . . . . . . . . . . . . . . .   16
2.       Guaranteed Minimum Advertising Payment Defined . . . . . . .   17
3.       Advertising Approval . . . . . . . . . . . . . . . . . . . .   17

ARTICLE VI. PAYMENT REPORTS AND LATE PAYMENTS . . . . . . . . . . . .   18

1.       Payment Report Required. . . . . . . . . . . . . . . . . . .   18
2.       Calculation of Minimum Sales . . . . . . . . . . . . . . . .   18
3.       Late Reports and Payments. . . . . . . . . . . . . . . . . .   18
4.       Multiple License . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE VII. QUALITY CONTROL. . . . . . . . . . . . . . . . . . . . .   20

1.       Quality Control Standards Defined. . . . . . . . . . . . . .   20
2.       Product Approval Procedure . . . . . . . . . . . . . . . . .   21
3.       Quality Control. . . . . . . . . . . . . . . . . . . . . . .   23
4.       Inspection of Operation  . . . . . . . . . . . . . . . . . .   24

5.       Compliance With Laws . . . . . . . . . . . . . . . . . . . .   25

ARTICLE VIII. USE OF LICENSED MARKS . . . . . . . . . . . . . . . . .   25

1.       Use Defined  . . . . . . . . . . . . . . . . . . . . . . . .   25
2.       Licensed Mark Use Approval Procedure . . . . . . . . . . . .   28

ARTICLE IX - TRADEMARK, COPYRIGHT AND OTHER RIGHTS
                    AND USES. . . . . . . . . . . . . . . . . . . . .   29

1.       Ownership Rights Defined . . . . . . . . . . . . . . . . . .   29
2.       Copyright Notices. . . . . . . . . . . . . . . . . . . . . .   30
3.       Confirmation of Ownership. . . . . . . . . . . . . . . . . .   31
4.       Trademark Registration . . . . . . . . . . . . . . . . . . .   31
5.       Agreement Not to Contest . . . . . . . . . . . . . . . . . .   31
6.       Cessation of Rights. . . . . . . . . . . . . . . . . . . . .   32

ARTICLE X. MARKETING AND DISTRIBUTION OF THE
         LICENSED PRODUCTS. . . . . . . . . . . . . . . . . . . . . .   32

1.       Participation Pledged. . . . . . . . . . . . . . . . . . . .   32
2.       Policy of Wholesale Sale . . . . . . . . . . . . . . . . . .   33
3.       Merchandiser / Designer. . . . . . . . . . . . . . . . . . .   35
4.       Appearance of One Product Line . . . . . . . . . . . . . . .   35

ARTICLE XI. LABELLING . . . . . . . . . . . . . . . . . . . . . . . .   36

1.       Labelling. . . . . . . . . . . . . . . . . . . . . . . . . .   36

ARTICLE XII. LICENSEE'S BOOKS AND RECORDS . . . . . . . . . . . . . .   37

1.       Proper Books and Records . . . . . . . . . . . . . . . . . .   37
2.       Annual Financial Statement . . . . . . . . . . . . . . . . .   38
3.       Right to Audit . . . . . . . . . . . . . . . . . . . . . . .   39
4.       Confidentiality of Financial Records . . . . . . . . . . . .   40

ARTICLE XIII. INSURANCE AND INDEMNIFICATION   . . . . . . . . . . . .   41

1.       Product, General and Public Liability Insurance  . . . . . .   41
2.       Indemnification  . . . . . . . . . . . . . . . . . . . . . .   42
3.       Effect of Approval . . . . . . . . . . . . . . . . . . . . .   43

ARTICLE XIV. EXPIRATION, TERMINATION
         AND WINDING UP . . . . . . . . . . . . . . . . . . . . . . .   44

1.       Cessation of Agreement . . . . . . . . . . . . . . . . . . .   44
2.       Termination Procedure. . . . . . . . . . . . . . . . . . . .   44
3.       Other Grounds For Termination. . . . . . . . . . . . . . . .   45
4.       Winding-Up . . . . . . . . . . . . . . . . . . . . . . . . .   48

ARTICLE XV - INFRINGEMENTS. . . . . . . . . . . . . . . . . . . . . .   51

1.       Third Party Infringements. . . . . . . . . . . . . . . . . .   51

ARTICLE XVI - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . .   51

1.       Limitation of Relationship . . . . . . . . . . . . . . . . .   51
2.       Specific Performance to Obtain Cooperation . . . . . . . . .   52
3.       Uniqueness of Licensed Marks, Equitable and
         Legal Relief . . . . . . . . . . . . . . . . . . . . . . . .   52
4.       License Limited to Licensee. . . . . . . . . . . . . . . . .   53
5.       Limitation on Use of Other Trademarks. . . . . . . . . . . .   54
6.       Notices and Communications . . . . . . . . . . . . . . . . .   54
7.       Waiver of Rights . . . . . . . . . . . . . . . . . . . . . .   55
8.       Confidentiality of Information . . . . . . . . . . . . . . .   55
9.       Licensor's Right to Appoint Representatives. . . . . . . . .   57
10.      Complete Agreement; No Oral Modification;
         Severability; Surviving Provisions . . . . . . . . . . . . .   58
11.      Governing Law and Jurisdiction . . . . . . . . . . . . . . .   58
12.      Warranties of Corporate Fitness. . . . . . . . . . . . . . .   59

Signatures of Parties . . . . . . . . . . . . . . . . . . . . . . . .   60


                                   EXHIBITS
                                   --------

EXHIBIT A - LICENSED MARKS. . . . . . . . . . . . . . . . . . . . . .   61

EXHIBIT B - QUARTERLY REPORT FORM . . . . . . . . . . . . . . . . . .   62

EXHIBIT C - LICENSED PRODUCT APPROVAL FORM. . . . . . . . . . . . . .   64

EXHIBIT D - LICENSED MARKS USE APPROVAL FORM. . . . . . . . . . . . .   65

EXHIBIT E - MINIMUM REQUIREMENTS. . . . . . . . . . . . . . . . . . .   66

EXHIBIT F - LICENSED PRODUCT DEFINED. . . . . . . . . . . . . . . . .   67



                                  SCHEDULES
                                  ---------

SCHEDULE 1 -  List of All trademarks, tradenames or other . . . . . .   68
              identifying words or symbols used by Licensee
              and exempted from Article XVI, Paragraph 5.


                                 DEFINITIONS
                                 -----------

Advertising Payment - . . . . . . . . . . . . . . . . . . . . . . . .   16
Agreement - . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Discounted Goods -. . . . . . . . . . . . . . . . . . . . . . . . . .   13
GMAP -. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
GMTR -. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

Initial Term -. . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Inventory - . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
License - . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Licensed Marks -. . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Licensed Term - . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Licensed Products - . . . . . . . . . . . . . . . . . . . . . . . . .    4
Licensed Territory -. . . . . . . . . . . . . . . . . . . . . . . . .    5
LICENSEE -. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
LICENSOR -. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Master License -. . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Net Sales - . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Notice Address -. . . . . . . . . . . . . . . . . . . . . . . . . . .   54
Option Term - . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Related Facility -. . . . . . . . . . . . . . . . . . . . . . . . . .   24
Trademark Royalty - . . . . . . . . . . . . . . . . . . . . . . . . .   13
Use - . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
Year -. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

                                SUMMARY OF TERMS



THE LICENSED MERCHANDISE:

CATEGORY A = weight benches (on a non-exclusive basis), exercise mats, weightlifting bars, non-cast iron dumbbell sets, jumpropes, handgrips, ankle weights, aerobic steps, neoprene trimming products.

CATEGORY B = cast iron weight sets, trampolines.

TERM: May 1, 1995 to August 31, 1997, with a three (3) year option, if exercised.

THE TERRITORY:

The United States of America, its Commonwealths and Territories.

NET SALES MINIMUMS:

$1,500,000 for the first year;

$2,000,000 for the second year.

ROYALTY RATE:

         Five percent (5%) of Net Sales for Category A Licensed Products;

         Three and One/half percent (3.5%) of Net Sales for Category B
Products.

GUARANTEED MINIMUM TRADEMARK ROYALTY:

$ 75,000 for the first year;

$100,000 for the second year.

ADVERTISING ROYALTY:

         One and one/half percent (1.5%) of Net Sales for both Category A and B Licensed Products.

GUARANTEED MINIMUM ADVERTISING PAYMENT:

$22,500 for the first year;

$30,000 for the second year.


         THE SUMMARY OF TERMS ARE SUBJECT TO AND MODIFIED BY THE PROVISIONS OF THE AGREEMENT. TO THE EXTENT THAT THERE IS ANY CONFLICT BETWEEN THE SUMMARY OF TERMS AND THE BODY OF THE AGREEMENT, THE BODY SHALL CONTROL.

                          TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (the "Agreement") is made and entered into this 1st day of May, 1995 by and between the following parties:

         1. The LICENSOR: INTERNATIONAL APPAREL MARKETING CORPORATION d/b/a Nautilus Wear International, a New York corporation, having its principal office at 80 West 40th Street, Suite 80, New York, New York, 10018.

         2. The LICENSEE: BOLLINGER INDUSTRIES INC, a Delaware corporation, having its principal office at 222 West Airport Freeway, Irving, TX 75062.
                              W I T N E S S E T H:

         (A) WHEREAS, LICENSOR warrants and represents that it has been granted the exclusive right to enter into and administer sublicenses under a Master License with Nautilus International Inc. ("NII") and Alchem Capital Corp. ("ACC"), the trademark owners, (hereinafter the "Master License"), with respect to the marks and logos listed and shown on Exhibit "A" which is attached hereto and incorporated herein by reference. The marks and logo depictions listed and shown on Exhibit "A", together with any variations thereof or additional marks which may hereafter be approved in writing by LICENSOR for use by LICENSEE in connection with the sale of the Licensed Products (as hereinafter defined), subject to any conditions set forth in any written approval, shall hereinafter be referred to as the "Licensed Marks"; and

         (B) WHEREAS, LICENSEE desires to obtain an exclusive right to use the Licensed Marks in connection with the manufacture and sale of the Licensed Products (the "License") in the Licensed Territory (as hereinafter defined) and LICENSOR is willing to grant to LICENSEE such License under the terms and conditions hereinafter specifically set forth; and

         (C) WHEREAS, LICENSEE acknowledges that the Licensed Marks and associated goodwill are of a great significance and value to LICENSOR and that strict adherence to the quality control standards provided in this Agreement is essential to the maintenance of the significance and value of the Licensed Marks and associated goodwill; and

         (D) WHEREAS, LICENSEE pledges its reasonable and active cooperation in and support of LICENSOR'S programs, the spirit and intent of which are to maintain and enhance the value and significance of the Licensed Marks throughout the world.

         NOW, THEREFORE, in consideration of their mutual covenants, undertakings and promises contained herein, and other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, LICENSOR and LICENSEE agree as follows:


                                   ARTICLE I

                                 LICENSE TO USE

         1.      Grant of License

                 (A) LICENSOR grants to LICENSEE the sole and exclusive right during the Licensed Term (as hereinafter defined) in the Licensed Territory to manufacture and sell to retailers the products bearing the Licensed Marks as set forth on Exhibit "F" attached hereto (hereinafter referred to individually or collectively, as the case may be, as the "Licensed Products") in accordance with the provisions of this Agreement, provided that LICENSEE is in full compliance with all of the terms and conditions of this Agreement including obtaining prior quality control approval pursuant to Article VII. LICENSEE may engage in the retail sale of the Licensed Products only if retail selling is done in strict compliance with all the terms and conditions set forth in this Agreement, and if LICENSEE obtains LICENSOR'S prior written approval which shall be at LICENSOR'S sole discretion.

                 (B) LICENSEE shall have the right of first refusal with respect to the granting by LICENSOR after the date of this Agreement of an exclusive right to use the Licensed Marks on or in connection with the manufacture and sale to retailers of glove and/or weightlifting/fitness belts
(i) if an existing license for either of these categories in the Territory expires or terminates and/or LICENSOR desires to license either of these categories in any of the territories included in Paragraph (2)(B) of this Article; (ii) if LICENSOR desires to continue to license said category to a third party; and (iii) if LICENSEE is in full compliance with all the terms and conditions of this Agreement at the time LICENSEE exercises said rights of first refusal, if at all.

                          LICENSOR shall notify LICENSEE in writing of the
availability of the exclusive right to use the Licensed Marks as set forth in this Agreement, and such notice shall include the specific terms and conditions of such grant. LICENSEE shall have thirty (30) days after delivery of such notice in which to determine whether it will exercise the right to accept such exclusive license on the terms so offered. If LICENSEE fails to notify LICENSOR in writing of its intention to accept such exclusive license on the terms and conditions so offered within such thirty (30) day period, LICENSEE shall be deemed to have elected not to exercise such right.

         2.      Licensed Territory Defined:

                 (A) This License shall be specifically limited to the use of the Licensed Marks on or in connection with the Licensed Products sold and distributed solely in the United States of America, its Commonwealths and Territories, (the "Licensed Territory"). LICENSEE shall not sell the Licensed Products to any person or entity LICENSEE knows, should have known, or had reason to believe would sell them outside the Licensed Territory.

                 (B) LICENSEE shall have the right of first refusal with respect to the granting by LICENSOR after the date of this Agreement to an exclusive right to use the Licensed Marks on or in connection with the manufacture and sale to retailers of the Licensed Products in any of the following territories - Canada, Mexico, Australia and New Zealand, provided LICENSEE is in full compliance with all the terms and conditions of this Agreement at the time LICENSEE exercises said rights of first refusal, if at all. LICENSEE'S right of first refusal to the additional territories shall be subject to the procedure set forth in Paragraph (1) (B) above.

         3.      LICENSEE'S Best Efforts:

         During the Licensed Term, LICENSEE shall use its best efforts to exploit the License granted herein throughout the Licensed Territory, including, but not limited to, selling a representative quantity of each of the Licensed Products in the Licensed Territory; offering for sale Licensed Products so that they may be sold to the consumer on a timely basis; maintaining an inventory of Licensed Products adequate to meet Licensee's obligations under this Agreement; coordinating the characteristics and marketing of its Licensed Products with the products of LICENSOR'S other licensees; cooperating with LICENSOR and any of its licensees' marketing and sales programs; aiding LICENSOR in its timely giving of technical assistance and know-how to its other licensees; sharing of information regarding fabric and other resources, design merchandising and marketing ideas, concepts and materials with LICENSOR'S other licensees; the joint purchasing of fabric and other materials where price discounts, fabric color consistency or other advantages are available from joint purchasing; and offering a collection (as referred to in Article VII) of the Licensed Products under the Licensed Marks for sale in the Licensed Territory at all times, but no less than twice each calendar year.

         4.      LICENSOR'S Further Right to License

                 (A) Except as set forth herein, during the Licensed Term (excluding the Winding-up Period set forth in Article XIV,

Paragraph 4), LICENSOR shall not sell products identical to the Licensed Products under the Licensed Marks in the Licensed Territory, nor grant a license to another person or entity, effective during the Licensed Term, to sell, under the Licensed Marks, products identical to the Licensed Products in the Licensed Territory.

                 (B) Notwithstanding the foregoing, LICENSOR or its designee shall have the right to use, license and sublicense to others the right:

                          (i)     to manufacture and sell the Licensed Products
under the Licensed Marks in any area of the world other than the Licensed Territory;

                          (ii)    to manufacture or sell products of any and
all types and descriptions, other than the Licensed Products, in any area of the world including the Licensed Territory; and

                          (iii)  to manufacture and sell a limited amount of
Licensed Products under the Licensed Marks as premium items. Such premiums shall only be produced in limited quantities to promote the Licensed Marks and shall in no event be re-sold at retail. LICENSEE shall be given a right of first refusal to manufacture the premium items, provided that LICENSEE agrees to do so at a competitive wholesale price, that the quality of the premium items is in keeping with the quality of LICENSEE'S Licensed Products, and that LICENSEE is not in default of any of the terms or conditions of this Agreement at the time said right of first refusal is exercised. All premium items manufactured by LICENSEE, if any, shall be treated as Licensed Products and subject to the terms and conditions of this Agreement during the limited time period in which they are manufactured and sold.

                 (C) LICENSOR, or its designee, shall have the right to manufacture and sell, in the Licensed Territory under the Licensed Marks, any unique and/or novel product that falls within the definition of Licensed Products; provided, however, that LICENSOR shall give LICENSEE reasonable written notice of its intent to so manufacture and sell, and LICENSEE shall have declined to manufacture and sell such product in its next collection by either giving written notice of its rejection or by failing to respond in writing to LICENSOR within fourteen (14) days of receipt of the aforesaid notice.

         5.      Approvals Regarding Products Other Than Licensed Products:

                 (A) LICENSEE acknowledges that LICENSOR has previously licensed the use of the Licensed Marks in connection with products other than the Licensed Products to other manufacturers and that LICENSOR shall grant additional licenses in the future for territories or products that are not presently licensed and that are not within the scope of this License.

                 (B) Approval (which shall in all cases be in writing) of LICENSOR for LICENSEE to manufacture a particular style, design or product, or to distribute within the scope of the License, shall not constitute a continuing approval or waiver of the right of LICENSOR to later disapprove any style, design, product or distribution area.

                 (C) For the purpose of this Paragraph 5(C), when the term "LICENSEE" or "Licensees" is used, it is intended that said terms mean the whole or part of the whole group of all of LICENSOR'S licensees, which includes LICENSEE. LICENSEE hereby acknowledges that, due to the nature of the industry, precise definition of products is sometimes not possible. LICENSEE therefore agrees to accept at all times the sole reasonable judgement of LICENSOR with respect to whether a particular style, design or product is a Licensed Product within the scope of the License. LICENSEE agrees that it will not market, either directly or indirectly, any style, design or product which LICENSOR, in its sole reasonable discretion, determines is not a Licensed Product within the scope of the License. LICENSEE further agrees that in the event of a dispute between any of the "Licensees" arising out of or based upon a claim that a product being manufactured or sold as a Licensed Product by one "Licensee" infringes upon the license granted by LICENSOR to another "Licensee", regardless of the legal grounds upon which the cause of action or claim is based, LICENSOR shall investigate the claim and LICENSEE shall cooperate in all respects with said investigation. LICENSOR shall then submit to any affected party a written determination, which may include a procedure for mitigating any losses that might occur. Said determination and procedure shall be conclusive on all parties including LICENSEE, and all shall be bound thereby without legal recourse.

                                 ARTICLE II

                              TERM OF AGREEMENT

         1.      The Initial Term and Option Term Defined

                 The Initial Term of this Agreement shall be for a period of twenty-eight (28) months commencing on May 1, 1995 and expiring on August 31, 1997 (hereinafter referred to as the "Initial Term") unless sooner terminated as provided herein. Upon the mutual agreement of the parties, LICENSEE shall have the option to extend the term of this Agreement for an additional period of thirty-six (36) months provided (i) LICENSEE is in full compliance with all of the terms and conditions of this Agreement at the time of exercise, (ii) LICENSEE gives notice in writing to LICENSOR of LICENSEE'S intent to exercise its option to extend no less than six (6) months prior to the end of the Initial Term, and (iii) LICENSEE and LICENSOR negotiate in good faith and agree in writing on Minimum Sales volumes (which shall at no time exceed Five Million Dollars [$5,000,000] during the Option Term) for each of the extended years (the "Option Term"). Unless otherwise agreed to by written amendment to this Agreement, the Option Term shall be upon the same terms and conditions as provided for in this Agreement, excepting there shall be no further extension of the Initial Term without mutual agreement of the parties. Should LICENSOR at any time exercise its right under this Agreement to terminate the rights of LICENSEE, all options to extend the term shall likewise be terminated.

         2.      Licensed Term and Year Defined

         The Initial Term, the Option Term and the Winding-Up Period (as herein after defined) shall hereinafter collectively be referred to as the "Licensed Term." The First Year of the Licensed Term, which shall be a sixteen (16) month year, and each twelve (12) month period of time thereafter, shall hereinafter be referred to as a "Year," such as Second Year, Third Year, etc.


                                  ARTICLE III

                                 MINIMUM SALES

         1.      Minimum Sales:

                 A. If LICENSEE'S Net Sales (as defined in Article IV(1)(A)) in the Licensed Territory do not reach the levels set forth on Exhibit "E" attached hereto for each Year of the Licensed Term, then LICENSOR shall have the right to terminate this Agreement, by giving LICENSEE written notice thereof within sixty (60) days of receipt of the last report for the relevant period. There shall be no Minimum Sales requirement for the first four (4) months of this Agreement.

                 B. Notwithstanding the Minimum Sales Requirements set forth on Exhibit E, LICENSEE may avoid termination of this Agreement by paying the minimum royalties set forth in Articles IV and V of this Agreement. However, if within the two quarters immediately after a Year during which LICENSEE fails to meet its Minimum Sales requirements as set forth in this Paragraph (1) above, LICENSEE's Net Sales are not equal to or greater than one-half (1/2) of the Minimum Sales requirements for that current Year, LICENSOR shall have the right, but not the duty, to terminate this Agreement for cause, immediately.

         2.      Shipment Minimums

         LICENSEE shall timely ship on a season by season basis at least eighty-five percent (85%) of all confirmed booked or ordered goods for any season during the Licensed Term of this Agreement.

                 If LICENSEE fails to ship the required eighty-five percent (85%) as set forth above, for any season during the Licensed Term hereof, then LICENSOR shall be entitled to forthwith terminate LICENSEE'S rights under this Agreement; provided, however, that if the sole and exclusive reason for LICENSEES'S failure to ship the required eighty-five percent (85%) in a season is an act totally and completely beyond the control of LICENSEE, LICENSEE'S failure to achieve the eighty-five percent (85%) shall be excused to the extent caused thereby; provided, further, that in such case LICENSEE shall ship eighty-five percent (85%) of all orders not precluded by said act, and LICENSOR may, at its option, terminate the rights of LICENSEE under this Agreement if LICENSEE fails to ship eighty-five percent (85%) of the orders not so precluded.


                                 ARTICLE IV

                              TRADEMARK ROYALTY

         1.      Royalty Payment:

         As a royalty, LICENSEE shall pay to LICENSOR a sum equal to five percent (5%) of Net Sales for Category A Licensed Products and three and one/half percent (3.5%) of Net Sales for Category B Licensed Products as set forth on Exhibit "F" attached hereto (hereinafter referred to as "Trademark Royalty") on a quarterly basis on the thirtieth (30th) day of the month immediately following the last day of the quarter in which said Net Sales are made.

                 (A)      Net Sales:

                 As used herein, "Net Sales" means the gross dollar amount of all sales by LICENSEE of the Licensed Products, less actual returns, trade discounts and trade allowances. No costs incurred in the manufacture, sale, distribution, advertisement or promotion of the Licensed Products or in the payment by LICENSEE of any local, State or Federal taxes of any nature whatsoever shall be deducted from the gross sales amounts or from any royalty
payable to LICENSOR.   As set forth below, Net Sales includes sales of
Discounted Goods. Any sales or transfers of Licensed Products made by LICENSEE to any person or entity that does not deal at arm's length with LICENSEE shall be computed, for the purpose of determining Net Sales, at an amount equal to the price at which LICENSEE would have invoiced or charged purchasers who deal at arm's length with LICENSEE. Gross Sales does not include the sale of samples to the sales force.

                 (B)      Discounted Goods:

                 As used herein, Discounted Goods shall mean all close out merchandise sold for prices twenty percent (20%) or more below the normal selling price. Subject to the limitation set forth below, the Trademark Royalty payable on Category A "Discounted Goods" is four percent (4%) of Net Sales and on Category B Discounted Goods is two and one/half percent (2.5%) of Net Sales, and the Advertising Payment, as defined below, payable on both Category A and B Discounted Goods is two percent (2%). LICENSEE is only entitled to the reduced Trademark Royalty and Advertising Payment on a maximum of twenty percent (20%) of gross sales per Year of the Licensed Term. On sales of Discounted Goods in excess of this twenty percent (20%) limit, LICENSEE shall pay the full Trademark Royalty and Advertising Payment rates as set forth in Articles IV and V. LICENSEE shall provide LICENSOR with an accounting of the sales of Discounted Goods at the end of each quarter of each Licensed Term Year. If any such accounting reveals that LICENSEE has paid said reduced royalty on more than twenty percent (20%) of gross sales from the beginning of that Year through the end of the relevant quarter, LICENSEE shall immediately pay to LICENSOR the amount of the calculated underpayment of royalty. Should any such payment result (as of the end of any Year of the Licensed Term) in an overpayment of royalty by LICENSEE, LICENSOR shall credit the overpayment to LICENSEE against the next royalty payment due.

         2.      Guaranteed Minimum Trademark Royalty:

                 Regardless of whether or not LICENSEE achieves the required Minimum Sales, LICENSEE shall pay to LICENSOR the greater of either the Trademark Royalty or the Guaranteed Minimum Trademark Royalty (hereinafter referred to as "GMTR") as set forth on Exhibit

"E" attached hereto. The GMTR for each Year shall be calculated on a quarterly basis. If at the end of each three (3) month period of each Year LICENSEE's Trademark Royalty payments are not greater or equal to the quarterly percentages of the total GMTR for that Year as set forth below, LICENSEE shall pay to LICENSOR the balance of the GMTR percentage due for that quarter. Said balance, if any, shall automatically be paid by separate check concurrently with the last monthly payment of said quarter, respectively the third, sixth, ninth and twelfth month of each Year.

                 The GMTR percentages payable for each three month period of each Year are as follows:

                          (i)     The balance of twenty percent (20%) of the
GMTR for that Year, if any, shall be paid to LICENSOR the first (1st) quarter of said Year;

                          (ii)    the balance of forty percent (40%) of the
GMTR for that Year, if any, shall be paid to LICENSOR the second (2nd) quarter of said Year;

                          (iii) the balance of sixty percent (60%) of the GMTR
for that Year, if any, shall be paid to LICENSOR the third (3rd) quarter of said Year;

                          (iv) the balance of one hundred percent (100%) of the
GMTR for that Year, if any, shall be paid to LICENSOR the fourth (4th) quarter of said Year;

         3.      Advance Trademark Royalty Payment:

         In addition to all other payments required hereunder, LICENSEE shall pay to LICENSOR, upon signing this Agreement, an Advance

Trademark Royalty of Thirty Seven Thousand Five Hundred Dollars ($37,500); which shall be reimbursed over the Initial Term and the first year of the Option Term, if any, in equal quarterly credits of Four Thousand Six Hundred Eighty Seven Dollars ($4,687).


                                  ARTICLE V

                             ADVERTISING PAYMENT

         1.      Advertising Payment Defined:

         During the Licensed Term, LICENSEE shall pay LICENSOR an additional payment toward Advertising expenses equal to one and one/half percent (1.5%) of its Net Sales of both Category A and B Licensed Products on a quarterly basis on the thirtieth (30th) day of the month immediately following the last day of the quarter said Net Sales are made and concurrently with the payment of its Trademark Royalty (hereinafter referred to as "Advertising Payment"). The Advertising Payment shall be remitted by separate check. LICENSOR shall use the entire Advertising Payment to promote the Licensed Marks in any manner LICENSOR, in its sole discretion, deems appropriate. LICENSOR shall consult with LICENSEE on a periodic basis regarding the use of the Advertising Payment, however, the decision as to how to use the Advertising Payment shall be solely that of LICENSOR.

         In addition to the one and one/half (1.5%) percent Advertising Payment, LICENSEE must spend, as a minimum, one and one/half (1.5%) percent of Net Sales of both Category A and B Licensed Products on, and only on, advertising and/or public relations related to the

Licensed Products ("Advertising Funds"). All Advertising Fund expenditures shall be reported quarterly to LICENSOR (see Exhibit B). All Advertising Funds not spent on advertising and promoting the Licensed Products within a reasonable period of time from receipt thereof (not to exceed six (6) months) shall be immediately transferred to LICENSOR.

         2.      Guaranteed Minimum Advertising Payment Defined:

         LICENSEE shall pay to LICENSOR the greater of either the Advertising Payment or the Guaranteed Minimum Advertising Payment set forth on Exhibit E attached hereto (hereinafter referred to as "GMAP").

         All GMAP's shall be paid in precisely the same manner and under the same conditions as the GMTR pursuant to Paragraph 2 of Article IV.

         3.      Advertising Approval:

         Any and all advertising and public relations material, including, but not limited to, concepts, copy, layouts, photographs, videos and all placements thereof, and all displays and point of purchase advertising, in promotion of the Licensed Products and/or the Licensed Marks, shall be in accordance with LICENSOR'S advertising guidelines, and shall be approved in writing by LICENSOR prior to publication or use thereof as per the procedure set forth in Article VIII, Paragraph 2. Failure on the part of LICENSEE to obtain LICENSOR'S prior written approval shall be deemed a material breach of this Agreement, and LICENSOR shall have the absolute right to terminate this Agreement immediately.

                                 ARTICLE VI

                      PAYMENT REPORTS AND LATE PAYMENTS

         1.      Payment Report Required

                 (A) On the thirtieth (30th) day of the month immediately following the last day of each quarter of the Licensed Term, LICENSEE shall submit to LICENSOR a written report on a form provided by LICENSOR (attached hereto as Exhibit "B") relating to the calculation of the Trademark Royalty and Advertising Payments, regardless of whether either is due.

                 (B) LICENSOR may change the report form referred to in subsection (A) above at its discretion from time to time. The report shall be certified as correct by the Chief Executive Officer and/or the Chief Financial Officer of LICENSEE or such other officers or employees of LICENSEE as shall be designated by LICENSOR.

                 All reports and payments required pursuant to this Agreement shall be sent to LICENSOR at the address set forth at the beginning of this Agreement.

                 In the event of any inquiry by LICENSOR regarding any such report, LICENSEE shall promptly comply with LICENSOR'S reasonable request for information in the manner requested.

         2.      Calculation of Minimum Sales:

                           [INTENTIONALLY OMITTED]

         3.      Late Reports and Payments:

                 (A) In the event that any payment due pursuant to the terms of Articles IV and V is late more than twice during the

Licensed Term, any late payment thereafter shall bear interest from the due date of payment at the prime rate of interest established by EAB - European American Bank of New York, New York, from time to time during said period, plus three percent (3%). The operation of this clause is without prejudice to any other right or remedy LICENSOR may have pursuant to the terms of this Agreement or the law.

                 (B) Neither the acceptance of late payments hereunder nor any restrictive endorsement shall constitute a waiver of timely payments, nor shall acceptance of payments hereunder cure any default which might exist. In the event that a default is declared and the rights of LICENSEE under this Agreement are terminated, all payments required hereunder, including, but not limited to, Trademark Royalty and Advertising Payments on past sales, and all GMTRs and GMAPs for the Licensed Term, etc., shall be due LICENSOR immediately, in full, plus interest, at the rate prescribed in Paragraph (2)(A) above from the date due or the date of declaration of default, whichever shall first occur.

                 (C) If any payment due pursuant to this Agreement is received without a report, or with an incorrect or incomplete report, such payment may be accepted without prejudice to any of the rights and privileges hereunder.

         4.      Multiple License:

         In the event LICENSEE is or becomes a party to more than one license with LICENSOR, separate reports and records shall be maintained and generated as required by this Article VI for each license agreement. Failure to comply with the provisions hereof is a default of this Agreement.

         5. All payments and calculations required by this Agreement shall be in United States Dollars.



                                  ARTICLE VII

                                QUALITY CONTROL

         1.      Quality Control Standards Defined

                 (A) LICENSEE acknowledges that the continued maintenance of the great significance and value of the Licensed Marks and their associated goodwill, the continued maintenance of the high quality standards, and the merchandising and coordination of the products associated with the Licensed Marks are all essential elements of the License granted herein. LICENSEE agrees that all Licensed Products shall be of high and merchantable quality. Therefore, the quality, style, fabrication, color, sizes, specification, and all other aspects of the Licensed Products shall at all times be subject to the complete control and approval of LICENSOR.

                 (B) To further insure the coordination and the merchandising of all Licensed Products:

                          (i)     the first submission for each season shall be
a sufficient representation, as determined by LICENSOR, of LICENSEE'S entire collection fort season; and

                          (ii)    without prejudice to LICENSEE'S
responsibility to use its best efforts hereunder, LICENSEE shall manufacture a reasonable number of Licensed Products exactly in accordance with the standards, directions, specifications, colors, fabrications, processes, styles, and instructions which LICENSOR may give to LICENSEE.

         2.      Product Approval Procedure:

                 (A) Before offering for sale any product LICENSEE intends to offer as a Licensed Product, LICENSEE shall obtain LICENSOR'S prior written approval of such product according to the policy set forth in this Paragraph 2, which policy may, from time to time, be changed by LICENSOR at its discretion on written notice to LICENSEE.

                 (B)      (i)    To obtain LICENSOR'S prior written approval
of each proposed Licensed Product, LICENSEE shall present to LICENSOR, no less than one (1) final product representing each proposed Licensed Product intended to be part of that collection, two (2) swatches of material of no less than six
(6) square inches each which indicate the material and color intended to be used for each Licensed Product, accurate, detailed sketches including each Licensed Product's specifications, sources of all raw materials and said source code numbers and/or code numbers, relating thereto, and completed Licensed Product Approval Forms provided by LICENSOR (attached hereto as Exhibit "C"). All submission of designs, samples and swatches, etc. necessary for approval shall be at the expense of LICENSEE.

                          (ii)   LICENSOR shall indicate its approvals,
tentative approvals or disapprovals on the Licensed Product Approval Forms - copies of which shall be delivered or mailed within ten (10) business days thereafter (or within a reasonable extension period, written notice of which shall be mailed or personally delivered to LICENSEE during said (10) business day period). Tentative approval shall mean that LICENSOR'S approval will be given if LICENSEE cures the unsatisfactory element(s) of the Licensed Product(s) as specified in the Licensed Product Approval Form to the satisfaction of LICENSOR within ten (10) business days of LICENSEE'S receipt of said Approval Form indicating Tentative Approval. LICENSEE must re-submit the cured Licensed Product(s) for LICENSOR'S approval as if it were an original submission as specified in this Paragraph (2)(B)(ii) within said ten (10) working day cure period. All approvals shall not survive the time period of the collection for which they are granted. Performance by LICENSEE shall be in strict accordance with that which is indicated on the Licensed Product Approval Forms. No product may be manufactured and sold as a Licensed Product unless approved by LICENSOR in accordance with the procedures set forth in this Agreement. All approvals shall be at LICENSOR'S sole reasonable discretion.

                          (iii)  Any proposed Licensed Product or aspect of its
physical characteristics not disapproved by LICENSOR in writing and mailed or personally delivered to LICENSEE within the ten (10) business days after receipt of the proposed Licensed Product (subject to a reasonable extension under the terms set forth in Paragraph 2(B)(ii) of this Article VII) shall be deemed approved for use in that collection.

                          (iv)   Any disapproved product or aspect relating to
the physical characteristics thereof shall not be used by LICENSEE, but may be resubmitted in altered form for LICENSOR'S approval within the ten (10) working day cure period. Such resubmission must follow the procedures set forth in this Paragraph 2 as if it were an original submission.

                 (C) In order for LICENSOR to determine and assure itself that LICENSEE is maintaining the quality control standards set forth herein, within (10) business days after the commencement of each Licensed Product's first production run, LICENSEE shall deliver to LICENSOR no less than one (1) of each first production run Licensed Product without charge. LICENSEE shall also, from time to time, within five (5) business days of each request from LICENSOR, deliver to LICENSOR, Licensed Products in accordance with LICENSOR'S specific order (e.g.: color, size, fabrication and the like) in the then present collection not to exceed ten (10) items per Licensed Product style - the first five (5) of which shall be without charge to LICENSOR and the balance at a price equal to LICENSEE'S cost.

         3.      Quality Control:

         If, at any time, LICENSOR determines in its sole reasonable discretion, that a Licensed Product is of lesser quality than the sample approved pursuant to Paragraph 2 of Article VII, LICENSOR shall give LICENSEE notice thereof. LICENSEE shall immediately cease production and distribution of that product until its quality is improved to the reasonable satisfaction of LICENSOR.

         4.      Inspection of Operation:

                 (A) LICENSOR, or its duly authorized representatives, shall have the right at any and all times during regular business hours on no less than twenty-four (24) hours prior notice to inspect all facilities or premises maintained by or utilized for LICENSEE, including without limitation, the showrooms, plants, factories, or other manufacturing facilities of LICENSEE and third parties (such third party facility shall hereinafter be referred to as "Related Facility").

                 (B) LICENSEE shall provide LICENSOR with the name, address, telephone number, and name of principals of any Related Facility; any symbol or number it or any permitted Related Facility may use, or may be required to use, to identify itself as a source of goods, and a notice of any change thereof; and, any other information LICENSOR deems relevant. LICENSOR shall have the right to inspect and test any of such Licensed Products at LICENSEE'S facility or at any Related Facility, and to take any other action which in the opinion of LICENSOR is necessary and/or proper to assure LICENSOR that the Licensed Products are made and/or sold in accordance with the requirements of this Agreement. In the event that the Licensed Products or components thereof are manufactured or displayed other than by LICENSEE, LICENSEE shall at all times obtain compliance with such agreement and the quality control provisions of this Agreement. Any breach of such agreement shall be considered a breach of this Agreement and LICENSOR shall have the right and option, but not the duty, to terminate this

Agreement.

         5.      Compliance With Laws:

         All the Licensed Products shall be manufactured, sold, marketed and advertised in compliance with all applicable laws, rules and regulations. LICENSEE shall pretest all proposed and approved Licensed Products and shall cause truthful labeling regarding the care, maintenance, and use to be affixed to the Licensed Products. LICENSEE shall immediately inform LICENSOR in writing of any material complaint by any consumer or governmental body relevant to the Licensed Products, and the status and resolution thereof. LICENSEE shall move expeditiously to resolve any such complaint.


                                  ARTICLE VIII

                             USE OF LICENSED MARKS

         1.      Use Defined:

                 (A) The Licensed Marks shall at all times be used by LICENSEE only on or in connection with the Licensed Products. LICENSEE shall not use the Licensed Marks nor sell or permit the sale of any products or offer or permit others to offer any services under the Licensed Marks except in the Licensed Territory and except as expressly and specifically permitted by this Agreement. The word "use" is meant in the broadest sense of publication and for the purpose of this Agreement is defined as any visual and aural form which to the average person would indicate that the Licensed Products are associated with the Licensed Marks including, without limitation, print media, labels, tags, point of sale and showroom displays, signage, packaging, stationery, business cards and forms, and electronic media (including, without limitation, television, film, video tape, radio and the like) now known or hereafter devised, and the form and content of the subject matter associated with all of the aforementioned (hereinafter referred to as "use"). Use of the Licensed Marks shall at all times be in conformity with the terms of this Agreement and consistent with the high quality and fine reputation associated with the Licensed Marks.

                 (B) The Licensed Marks shall be used only in the form set forth in Exhibit A and approved in writing by LICENSOR using the procedure set forth in Article VIII, Paragraph 2. Upon written notice, LICENSOR may change, at its sole discretion, such approved form of the Licensed Marks. LICENSEE shall comply with said change as soon as all remaining Inventory (defined below) and any Inventory contracted for prior to such notice are used in connection with the Licensed Products, but in no event shall they be used beyond six (6) months from the date of notice. "Inventory" shall be any and all remaining (i.e. on hand or in stock) Licensed Products and tangible items bearing the Licensed Marks, including, but not limited to, raw material, work in process, labels, tags, etc. LICENSEE shall provide a detailed accounting of such Inventory and proof of commitment within ten (10) days of receipt of such written notice. Failure to do so shall be a material breach of this Agreement. This Agreement shall automatically apply to all later developed trademarks which, at the sole option of LICENSOR, are specifically instructed for a use by LICENSEE. The term "Licensed Mark" as used in this Agreement is intended to include all such later developed trademarks which LICENSEE has been instructed to use under the terms of this paragraph.

                 (C)      Non-Conflict:

                 LICENSEE shall not use the Licensed Marks in any manner that conflicts with the rights of any third party. If, in LICENSOR'S sole determination, the use of the Licensed Marks by LICENSEE shall infringe upon the rights of any third party or weakens or impairs LICENSOR'S rights in the Licensed Marks, then LICENSEE agrees to immediately terminate or modify such use in accordance with LICENSOR'S instructions, and, subject to the indemnification provided LICENSEE under Article XIII, Paragraph (2)(B), LICENSEE shall have no right of damages, offset or right to terminate this Agreement in connection with such termination or modification of use. In the event LICENSEE fails to terminate or modify such use as directed by LICENSOR, LICENSOR may, in its sole discretion, terminate the rights of LICENSEE under this Agreement.

                 (D)      During the Licensed Term or at any time thereafter,

                          (i)     LICENSEE shall not use or permit the use of
any of the Licensed Marks in any corporate, trade, or partnership name, either alone or in conjunction with any other words in any style or manner without LICENSOR'S prior written consent; and

                          (ii)    LICENSEE shall not use or permit the use of
the Licensed Marks in connection with, or juxtaposed to LICENSEE'S name or the name of any affiliated company without LICENSOR'S prior written consent; and

                          (iii)   LICENSEE shall not use any of the Licensed
Marks in connection with or juxtaposed to any other trademark, trade name, or business name without LICENSOR'S prior written consent; and

                          (iv)    Notwithstanding the foregoing and subject to
the provisions of Paragraph 2(A) of this Article VIII, LICENSEE shall identify itself when using the Licensed Marks on stationery and business forms intended to be submitted to trade purchasers for the Licensed Products only; and

                          (v)     The provisions of Paragraphs 1(D)(i), (ii)
and (iii) of this Article VIII shall survive the expiration or termination, for whatever reason, of this Agreement.

         2.      Licensed Mark Use Approval Procedure:

                 (A) All uses of the Licensed Marks shall at all times be subject to the complete control and approval of LICENSOR. Such approval shall be in writing on a Licensed Marks Use Approval Form provided by LICENSOR (see Exhibit "D"). Said forms shall be completed in detail. LICENSOR may, from time to time, change said Forms upon written notice to LICENSEE. Each approval shall not survive the specific use set forth therein. In all instances, LICENSEE shall inform LICENSOR in writing of the name, address, and telephone number of each and every person and/or entity that uses the Licensed Marks on LICENSEE'S behalf as well as all details regarding the use related thereto.

                 (B) If any proposed use has been disapproved or "tentatively approved" by LICENSOR, LICENSEE may resubmit such proposed use in an altered form only if submitted in accordance with the procedures set forth herein. If tentatively approved, LICENSEE has ten (10) business days from LICENSEE'S receipt of the Use Approval Form indicating tentative approval to cure the unsatisfactory elements inhibiting approval as specified in said Approval Form to the satisfaction of the LICENSOR. LICENSEE shall under no circumstances use any disapproved proposed use.

                 (C) LICENSEE shall cause to appear such legends, markings, and notices on all uses as LICENSOR may reasonably require; including, without limitation, copyright and trademark ownership notices, and the legend "Made Under License From Trademark Owner Nautilus" which discloses the relationship established by this Agreement.


                                 ARTICLE IX

               TRADEMARK, COPYRIGHT AND OTHER RIGHTS AND USES

         1.      Ownership Rights Defined:

         All rights in and arising from the Licensed Marks (including without limitation trademarks and copyrights), other than a privilege to use as specifically granted herein, are reserved to LICENSOR. Any right which may arise in connection with LICENSEE'S use of the Licensed Marks shall be for the benefit of LICENSOR.

All business goodwill arising from the use of the Licensed Marks by LICENSEE and rights that may arise therefrom shall inure to the sole and exclusive benefit of LICENSOR. LICENSOR'S reservation of all rights to the Licensed Marks shall include, but not be limited to, the exclusive right to own, operate, and license the Licensed Marks as trademarks and trade names for products and businesses of all kinds in the Licensed Territory and throughout the rest of the world. LICENSOR has the right to use any Licensed Product designed by LICENSEE and/or LICENSOR as part of LICENSEE'S obligation under this Agreement in any manner LICENSOR may deem beneficial to the exploitation of the Licensed Marks anywhere in the world. LICENSEE shall be entitled to reimbursement by LICENSOR or other licensees for actual out-of-pocket expenses associated with the duplication of art work developed by LICENSEE for use by LICENSOR or other licensees subject to LICENSOR'S prior written approval related thereto.

         2.      Copyright Notices:

         LICENSOR shall be deemed the author, with the right, in its sole discretion, to register a claim to any copyright within an art work or a writing that is developed by LICENSEE as part of the obligations of LICENSEE towards the Licensed Products. LICENSEE agrees that all such copyrighted art work and writings are a work for hire, and shall be protected as the sole and exclusive property of LICENSOR. LICENSEE shall place a legally sufficient copyright notice which protects the rights of LICENSOR on each and every design, style, garment, creation or writing which is capable of protection pursuant to the copyright laws of the United States of America. Any public distribution of goods bearing copyrightable works of LICENSOR by LICENSEE without a copyright notice as required above, if not authorized, is a violation of this Agreement.

         3.      Confirmation Of Ownership:

         Whenever requested by LICENSOR, whether during the Licensed Term or thereafter, LICENSEE shall execute such documents or applications LICENSOR may reasonably deem necessary to confirm LICENSOR'S ownership of all such rights, to maintain the validity of the Licensed Marks and the copyright referred to in Paragraph 2 above, and to obtain or maintain registration thereof.

         4.      Trademark Registration:

         In the event the Licensed Territory includes countries in which one or more of the Licensed Marks have not yet been registered, LICENSOR has the right but not the obligation to obtain any trademark registration of any Licensed Marks in such countries. LICENSOR makes no representation or warranty that the Licensed Marks will be registered or are registerable in the Licensed Territory, and the failure to obtain or maintain registrations thereof shall not be deemed a breach hereof by LICENSOR.

         5.      Agreement Not to Contest:

         LICENSEE acknowledges LICENSOR'S exclusive ownership of, and the validity of, the Licensed Marks and any rights that may arise from this Agreement in all countries of the world and agrees that it will not, during the Licensed Term or thereafter, contest or question LICENSOR'S ownership of, or validity of, the Licensed Marks or any rights that may have arisen from this Agreement or any applications and/or registrations relating thereto in any country of the world.

         6.      Cessation Of Rights:

         Subject to Paragraph 4 of Article XIV, upon expiration or termination of this Agreement for any reason whatsoever, LICENSEE shall immediately discontinue any and all uses of the Licensed Marks and all privileges and approvals herein granted to LICENSEE shall cease and automatically revert to LICENSOR. Thereafter, LICENSEE shall not use any of the Licensed Marks or any confusingly similar marks, names or dress.

         7. For the purposes of this Article IX, all rights assigned or reverting to LICENSOR from LICENSEE shall inure to the benefit of NII and ACC.


                                  ARTICLE X

             MARKETING AND DISTRIBUTION OF THE LICENSED PRODUCTS

         1.      Participation Pledged:

         LICENSEE acknowledges that the Marketing Programs that may be developed by or for LICENSOR are for the benefit of all licensees of the Licensed Marks and that LICENSEE'S cooperation and support thereof are an integral part of such program and this Agreement. LICENSEE therefore pledges its direct and active support of any marketing program LICENSOR may reasonably develop, including, without limitation, participation in sales presentations and fashion shows, presentations and distributions to the various media, special events and special promotions by the timely giving of Licensed Products, direct assistance, sales and other relevant information; and payment of its share of costs related thereto as determined by LICENSOR and subject to LICENSEE'S reasonable approval. At LICENSOR'S request, LICENSEE further agrees to provide each person who directly appears in any advertisement, Special Event, and/or Special Promotion, with up to three (3) Licensed Products chosen at the discretion of such person without charge. LICENSOR shall specifically set forth whether and to what extent any costs relative to these Marketing expenses will be covered by Advertising Payments.

         2.      Policy of Wholesale Sale

                 (A) LICENSEE acknowledges that the availability and selection of styles, fabrication, colors and sizes are an integral part of the high reputation and value which the trade and consumers have come to associate with the Licensed Marks. Therefore, to protect that reputation and value, LICENSEE agrees that its policy of sale, distribution, and exploitation shall be of a high standard and to the best advantage, and that the sale shall in no way adversely reflect upon the good name, trademarks and trade names of the LICENSOR or any of its programs. LICENSEE further agrees that it will use due diligence to make certain that all Licensed Products ordered and approved for shipment to a customer are shipped timely in compliance with the shipping schedule recited in each order.

                 (B) LICENSEE agrees that LICENSOR shall, at its sole discretion, structure, guide and direct the distribution channels of all sales of the Licensed Products. In this pursuit, LICENSOR shall act in a commercially reasonable manner. LICENSEE shall not sell either directly or indirectly, any Licensed Products, whether first line or Discounted Goods without LICENSOR'S prior written approval; which approval may be given or withheld by LICENSOR in its sole discretion.

         All sales shall be handled by a mutually approved sales force whose base salary, if any, and commission shall be paid by LICENSEE. Said sales force shall devote its best efforts to the Licensed Products.

         LICENSEE acknowledges that projections for sales of the Licensed Products will be made jointly by LICENSEE, LICENSOR and the sales force. LICENSEE further acknowledges that actual sales are affected by many factors including economic conditions, market conditions, product acceptance, timely deliveries, product quality, fashion vagaries, etc. LICENSEE acknowledges that LICENSOR does not represent, warrant or guarantee that any specific or minimum level of sales will be achieved.

                 (C)   Sale of Licensed Products at Manufacturer's location:

                       LICENSEE, at his option, may sell the Licensed Products at LICENSEE'S manufacturing location and/or showroom if, and only if,:

                          (i)     prior written approval is given by LICENSOR;

                          (ii)    a separate and independent showroom is used
exclusively for the sale of the Licensed Products; and

                          (iii)   all sales are made in strict compliance with
the terms and conditions of this Agreement.

                 (D)      Samples For Sales Force:

                 Prior to the showing of a new line, and subsequent to approvals outlined in Article VII, LICENSEE shall furnish to the sales force sufficient samples for their use and for display of the Licensed Products at trade shows and showrooms. Royalties are not payable on samples for the sales force.

         3.      Merchandiser/Designer:

         LICENSEE shall provide, at its own expense, a full time or part time employee qualified to act as a designer, merchandiser and production/sample coordinator with respect to the Licensed Products. This person shall devote the necessary amount of his/her working time on the development and coordination of the line in conjunction with the merchandising staff of LICENSOR.

         4.      Appearance of One Product Line:

         LICENSEE acknowledges that to the extent reasonably possible and prudent LICENSOR and its merchandiser and designers will attempt to make the product lines of all Licensees of the Licensed Marks coherent and consistent and appear to be the product of one company. LICENSEE agrees to reasonably cooperate with LICENSOR in this endeavor.

                                   ARTICLE XI

                                   LABELLING

         1.      Labelling:

         All Licensed Products shall contain a label and/or hangtag designated by LICENSOR. The labels and hangtags shall be acquired only from sources approved by LICENSOR in writing. On all labels, hangtags and Licensed Products, the circled "R" ((R)) or "TM" (TM) as appropriate shall appear denoting United States Trademark registration or pending registration, and where applicable, all items subject to copyright protection shall bear a proper and complete circled "C" copyright notice ((C) Nautilus International Inc. [year]) as specified by law. LICENSOR shall have the right from time to time to designate the exact symbols or language to be used by LICENSEE to denote ownership by LICENSOR, NII or ACC of any intellectual property, be it Trademarks, copyrights or other property. No additional labels, hangtags or identification shall appear on the Licensed Products unless prior written approval of LICENSOR is obtained, provided, however, that LICENSEE shall include a separate label for care, content, size and country of origin and shall be clearly marked as required under the Magnusson-Moss Warranty Act.

         LICENSEE may not allege to anyone that LICENSOR, NII or ACC is responsible for any claim arising out of the manufacture, sale or use of the Licensed Products. If the phrase "Manufactured under Contract/Agreement from Nautilus International Inc." is permitted or required, an identification of LICENSEE must also appear on or in connection with the Licensed Products.

         LICENSEE understands the importance of maintaining the security and integrity of all trademarked labelling used on the Licensed Products, and LICENSEE agrees to use its best efforts to maintain, and to require any subcontractors to maintain, a strict and accurate current inventory of all labels throughout the manufacturing process of the Licensed Products so as to preclude any diversion of the labels, and, if any such diversion occurs, LICENSEE agrees to notify LICENSOR in writing immediately upon discovery thereof.

         Any breach of the provisions of this Article XI shall entitle LICENSOR, at its option, to terminate the rights of LICENSEE under this Agreement.


                                 ARTICLE XII

                        LICENSEE'S BOOKS AND RECORDS

         1.      Proper Books And Records:

                 (A) LICENSEE shall maintain separate and appropriate books of account and records, in accordance with generally accepted accounting principles (including, without limitation, a sales journal, sales return journal, cash receipt book, general ledger, and to the extent reasonably available, purchase orders, cutting tickets, and Inventory records) and shall make accurate entries concerning all transactions relevant to this Agreement.

                 (B) The Licensed Products shall be assigned style numbers unique from any products other than the Licensed Products

LICENSEE may manufacture and/or sell. The style number assigned to each Licensed Product shall be identical to the style number utilized to identify that Licensed Product in all LICENSEE'S books and records.

                 (C) All sales of the Licensed Products shall be made on sequentially numbered invoices which shall:

                          (i)     contain sales related only to the Licensed
Products;

                          (ii)    contain a statement that it shall only be
paid to an account credited by LICENSEE or its assignee; and

                          (iii)   be recorded in separate ledger accounts or
such other listings so as to easily trace the source of the reported sales.

                 (D) LICENSEE'S books and records shall at all times be kept at LICENSEE'S notice address. LICENSEE shall not be permitted to change the address at which the books and records are kept without prior written notice to LICENSOR. LICENSEE'S fiscal year ends on March 31.

         2.      Annual Financial Statement:

         No later than ninety (90) days after LICENSEE'S fiscal year-end, LICENSEE shall furnish LICENSOR with its audited annual financial statements which shall include an income statement, balance sheet and statement of cash flow of the LICENSEE prepared in accordance with generally accepted accounting principles consistently applied.

         Notwithstanding the foregoing, an audited annual statement shall not be required unless otherwise prepared by LICENSEE in the ordinary course of its business. In the event an audited statement is not prepared by LICENSEE, LICENSEE shall furnish LICENSOR within ninety (90) days after LICENSEE'S fiscal year end with its unaudited financial statements, reviewed by an independent certified public accountant and certified to be correct by the Chief Executive Officer and Chief Financial Officer of LICENSEE or by such other officers or employees of LICENSEE as LICENSOR shall designate.

         3.      Right to Audit:

                 (A) During the Licensed Term and for three (3) years thereafter, LICENSOR shall have the right from time to time, at its own expense, on reasonable notice to LICENSEE (but in no event need such notice be more than ten (10) business days) and during regular business hours, to examine, photocopy and make extracts from such books of account and other records, documents, tax returns, financial statements, and material (including, but not limited to, invoices, purchase orders, sales records, and reorders) which shall be maintained and kept by LICENSEE during the period specified herein. Provided however, that such activity shall be conducted without undue disruption of normal business operations, and the person conducting such audit shall not discuss the audit or any other substantive matter, with any person, except the President and Chief Financial Officer of LICENSEE, without permission from either of such officers, which permission shall not be unreasonably withheld. The President and Chief Financial Officer shall fully cooperate with the auditors to make available such personnel and relevant information as may be reasonably required to conduct the audit. LICENSEE shall have ready and make available to LICENSOR its books, records, documents, and materials pursuant to this clause when LICENSOR witnesses LICENSEE'S compilation of the Winding-Up statement pursuant to Article XIV, Paragraph 4(B).

                 (B) All such books of account and records shall be made available by LICENSEE to LICENSOR at LICENSEE'S address as given at the beginning of this Agreement during the Licensed Term and for no less than three
(3) years after the termination, expiration, or mutual release from this Agreement, or, in the event of a dispute between the parties hereto, until three (3) years after that dispute is resolved, whichever is later.

                 (C) If any examination or audit discloses that the royalties due LICENSOR exceed those reported by more than three percent (3%), LICENSEE shall pay the cost of such examination or audit in addition to any amount that such examination or audit discloses is owed to LICENSOR together with interest on the unreported amount at a rate equivalent to the prime lending rate established by EAB - European American Bank, plus three percent (3%). All payments due pursuant to this article shall be made within fifteen
(15) days after LICENSEE receives notice thereof.

         4. Confidentiality of Financial Records: LICENSOR shall regard and preserve as confidential all financial information provided by LICENSEE or obtained by LICENSOR pursuant to this Article.

                                ARTICLE XIII

                        INSURANCE AND INDEMNIFICATION

         1.      Product, General and Public Liability Insurance

                 (A) LICENSEE shall promptly procure and maintain in full force and effect at all times during the Licensed Term, with a responsible insurance carrier or carriers reasonably acceptable to LICENSOR, at least One Million Dollars ($1,000,000) of product liability insurance coverage for bodily injury to one (1) person with respect to the Licensed Products. LICENSEE shall also maintain One Million Dollars ($1,000,000) general and public liability insurance coverage.

                 (B)      All of said insurance shall:

                          (i)    provide for coverage resulting from claims
reported during and/or after the policy period;

                          (ii)   name LICENSOR, NII and ACC as additional
assureds;

                          (iii)  provide for at least ten (10) days prior
written notice to LICENSOR at LICENSOR'S "Notice Address" (as given in Article XVI, Paragraph 7) and NII at 9800 W. Kincey Ave., Calhoun Bldg., Ste. 150, Huntersville, NC 28078, or such other address as they direct of any cancellation, modification, surrender, or any other action that would effect LICENSOR'S status or benefits thereunder; and

                          (iv)   include coverage against the destruction of
Licensed Products and shall provide that in the event of such destruction LICENSEE shall be reimbursed in an amount equivalent to the manufacturer's selling price for the products. Upon receipt of any insurance monies based on any claim arising from such destruction, LICENSEE shall immediately remit to LICENSOR the appropriate payments for the destroyed products as if they had not been destroyed but sold.

         2.      Indemnification:

                 (A) LICENSEE hereby indemnifies and holds LICENSOR, NII, and ACC, their successors and assigns harmless from and against any and all claims, including without limitation all liabilities, causes of actions, suits, damages, reasonable costs, expenses, attorneys' fees and disbursements of any kind, nature or description arising out of any sale or use of the Licensed Products, including, but not limited to, claims based upon allegations of negligence or strict liability which are attributable to an act of LICENSEE (i.e. the design or manufacturer of the Licensed Products), improper labeling, the unauthorized use of the Licensed Marks, etc., and specifically excluding claims set forth in Paragraph (B) below for which LICENSOR shall indemnify LICENSEE. Should LICENSOR be sued by a third party and reasonably claim an indemnity from LICENSEE then LICENSOR shall tender the defense of said suit to LICENSEE or its insurance carrier. However, if said claim could directly impact the validity or existence of the Licensed Marks or any registration thereof, or LICENSOR'S, Alchem's or NII's ownership of or rights to the Licensed Marks, then LICENSOR shall have at its discretion (i) the right but not the obligation to participate jointly with LICENSEE in the defense of said suit (in which case the fees and expenses of LICENSOR'S counsel in connection with such joint participation shall be at LICENSOR'S expense and shall not be subject to indemnification or reimbursement), and/or
(ii) the right to approve in its reasonable discretion any settlement of said suit. This provision shall survive expiration or termination of the Licensed Term.

                 (B) LICENSOR hereby indemnifies and holds LICENSEE, its successors and assigns harmless from and against any and all claims, including without limitation all liabilities, causes of actions, suits, damages, reasonable costs, expenses, attorneys' fees and disbursements of any kind, nature or description for which LICENSEE may become liable or may incur or be compelled to pay in any claim against LICENSEE for infringement of any other party's trademark in the Licensed Territory resulting from LICENSEE'S use of the Licensed Marks for the Licensed Products in the Licensed Territory during the Licensed Term in accordance with the terms and conditions of this Agreement. Should LICENSEE be sued by a third party and reasonably claim indemnity from LICENSOR, then LICENSEE shall tender the defense of said suit to LICENSOR or its insurance carrier. This paragraph shall survive expiration or termination of the Licensed Term.

         3.      Effect of Approval:

         The approval by LICENSOR of any Licensed product shall not be construed as a consent by LICENSOR to any infringement or violation of the rights of third parties occasioned by the approved Licensed

Product or use, nor as an indemnification by LICENSOR or assumption of any responsibility for any such claim beyond the indemnification set forth in
Article XIII, Paragraph (2)(B).


                                 ARTICLE XIV

                   EXPIRATION, TERMINATION AND WINDING UP

         1.      Cessation of Agreement:

         Subject to the continuing obligations arising from a breach hereof and those terms that survive cessation of this Agreement, this Agreement and all rights relevant thereto shall cease upon the earlier of termination, for whatever reason, or expiration.

         2.      Termination Procedure:

         If LICENSEE should breach any of the terms and/or conditions hereof, LICENSOR shall have the right and option, but not the duty, to terminate this Agreement by giving notice of termination to LICENSEE. Provided, however, that LICENSEE shall have thirty (30) days from receipt of such notice to remedy the same but only if such breach is capable of being cured. Termination shall become effective as of the date of such notice, or if the breach is capable of being cured within thirty (30) days of receipt of such notice, upon the expiration of said thirty (30) day period should LICENSEE fail to cure such breach. In the event that a default occurs with respect to any payment and/or the submission of any report due under the terms of this Agreement, LICENSEE shall have seven (7) days from receipt of notice of such default within which to remedy the same. Notwithstanding any provision to the contrary, if LICENSEE receives two (2) notices of default concerning payments and/or submission of reports within any twenty-four (24) month period of the Licensed Term, then any future default shall be incurable and the termination of the License shall be effective immediately upon the giving of notice. It is understood and agreed that the rights and remedies of LICENSOR hereunder shall be cumulative and that the termination of this Agreement shall be without prejudice to any other rights and remedies which LICENSOR may have against LICENSEE. LICENSEE acknowledges that any use of the Licensed Marks after the date that termination is effective shall constitute an infringement of LICENSOR'S Licensed Marks.

         3.      Other Grounds For Termination:

                 (A) Upon written notice of any of the following, which is hereby required to be given to LICENSOR by LICENSEE, LICENSOR shall have the right and option, but not the duty, to terminate this Agreement on written notice to LICENSEE as of the earliest date on which any of the following events occur:

                          (i)    The filing of a petition by or against LICENSEE
under the United States Bankruptcy Act, as amended, or under the insolvency laws of any state; or LICENSEE or a third party commences a proceeding or files a petition of similar import under another applicable bankruptcy or insolvency law in which LICENSEE is the subject of such action; or

                          (ii)   if LICENSEE makes an assignment for the
benefit of creditors, or if LICENSEE becomes insolvent or is, or becomes, unable to discharge its duties and financial responsibilities as provided for in this Agreement; or

                          (iii)  if LICENSEE defaults on any obligation which is
secured by a security interest in whole or in part in the Licensed Products or equipment relating to the manufacture thereof; or

                          (iv)   if a receiver is appointed for LICENSEE for a
substantial part of its business or assets; or

                          (v)    LICENSEE defaults on a common law or
statutory lien; or

                          (vi)   if, at any time, the total stockholders'
equity of LICENSEE is less than $0.

                 (B) This Agreement shall also terminate if the Master License, to which this Agreement is subject and subordinate, is terminated for any reason.

                 (C) If LICENSEE fails to pay for patterns, samples, fabrics, freight, and other goods and services for which the LICENSEE shall from time to time be indebted to LICENSOR, then LICENSOR shall have the option, but not the duty, to terminate this Agreement pursuant to the terms and conditions contained in Article XIV provided said failure to pay continues for seven (7) days following written notice thereof. LICENSEE shall in no event set off any amounts due LICENSOR, and any attempt to do so shall constitute a default under the Agreement.

                 (D) If a court of first impression having competent jurisdiction temporarily or permanently enjoins LICENSEE'S unlawful use of the Licensed Marks, or adjudges such use to be violative of the trademark or other rights of any third party, then this Agreement shall automatically terminate, without any prior notice, as of the date of the entry of such order of injunction or judgement, whichever occurs first. LICENSEE shall inform LICENSOR in writing of the commencement, status, and resolution of any such action or proceeding initiated by any third party. Nothing in this paragraph shall be construed to absolve LICENSEE from making payments and submitting the relevant reports as provided by this Agreement prior to the date of such termination, nor to prevent LICENSOR from pursuing any and all other remedies it may have as a result of LICENSEE'S breach hereof. The provisions of this paragraph shall take precedence over any conflicting provisions in this Agreement.

                 (E) Any breach by LICENSEE of any of its obligations to be performed under any Agreement between the parties shall also be considered a breach of this Agreement and LICENSOR shall have the right and option, but not the duty, to terminate this License pursuant to the terms of this Article XIV. Any breach by LICENSEE of any of its obligations to be performed under this Agreement shall also be considered a breach of all other agreements between the parties and LICENSOR shall have the right and option, but not the duty, to terminate all agreements between the parties.

                 (F)      Acts Detrimental to Brand:

                 LICENSEE acknowledges:

                          (i)     that it is only one of the current and
future licensees of the Licensed Marks;

                          (ii)    that its actions and omissions can greatly
impact the business of LICENSOR, the business of the other licensees of LICENSOR and the value of the Licensed Marks; and

                          (iii) that its quality of production, timely delivery
of booked or ordered goods, its cooperation with LICENSOR and/or other licensees of LICENSOR and the conduct of its business can greatly impact the business of LICENSOR, the business of the other licensees of LICENSOR and the value of the Licensed Marks.

                          Therefore, if LICENSEE takes any action, or fails to
take any action, which action or omission is, in the reasonable opinion of LICENSOR, materially harmful to the Licensed Marks or the business of LICENSOR, LICENSOR'S other licensees, or the brand, then at LICENSOR'S option, all rights of LICENSEE under this Agreement shall terminate subject to the termination procedure as set forth in Article XIV, Paragraph 2.

         4.      Winding-Up:

                 (A) Subject to the conditions set forth herein, upon the expiration or termination of this Agreement, LICENSEE, shall have a reasonable time on a non-exclusive basis, not to exceed four (4) months from the commencement of the Winding-Up Period (as set forth in Paragraph (B)(ii) below), in which to dispose of its Inventory according to all the terms and conditions of this Agreement (hereinafter referred to as the "Winding-Up Period"). LICENSEE shall have no right to dispose of or otherwise deal in any Licensed Products or such other tangible items bearing the Licensed Marks.

                 (B)      During the Winding-Up Period:

                          (i)     LICENSEE shall deliver to LICENSOR a complete
and detailed statement setting forth the number and description of the then remaining Inventory, advertising, copies of orders LICENSEE intends to fill, and the like, no later than sixty (60) days prior to the expiration date of this Agreement or within fifteen (15) business days after termination as aforesaid, as the case may be. LICENSEE shall give LICENSOR at least ten (10) days' prior written notice of the time and date it intends to compile the data for preparation of the statement, and shall permit LICENSOR to be present at that time and at all reasonable times thereafter during the Winding-Up Period to have sufficient access to verify the accuracy of the statement. At any time when LICENSOR is present to verify such information, LICENSEE shall make available to LICENSOR that which is required under Paragraph 3 of Article XII for inspection by LICENSOR. Unless LICENSOR makes a written objection to any part of said statement within fourteen (14) days of receipt thereof, said statement shall be deemed accurate and LICENSEE may dispose of the remaining completed Licensed Products within the said four (4) month period. LICENSEE shall have no right to dispose of or otherwise deal in any Licensed Products or use tangible items bearing the Licensed Marks if it refuses to allow LICENSOR to exercise its rights hereunder or if it fails to allow LICENSOR to resolve any objections to the satisfaction of LICENSOR.

                          (ii)    LICENSEE shall simultaneously pay LICENSOR the

Trademark Royalties and Advertising Payments and submit reports relevant thereto no later than the fifteenth (15th) day following each thirty (30) day period of the Winding-Up Period, which shall commence upon the earliest of (a) receipt of LICENSEE'S statement (as required in Subparagraph (i) above), or (b) sixty (60) days prior to the expiration date of this Agreement, or (c) fifteen
(15) days after termination of the Agreement for whatever reason; provided, however, there shall be no Winding-Up Period should LICENSOR exercise its rights under Paragraph (C) below. Within ten (10) business days after expiration of the last thirty (30) day period of the Winding-Up Period or after the actual liquidation of all remaining Licensed Products, whichever is earlier, LICENSEE shall remit the requisite Trademark Royalty and submit the requisite reports, and shall, at the same time, remove and send to LICENSOR, at no cost to LICENSOR, any and all tangible items bearing the Licensed Marks from the then remaining goods and all items in stock, and shall cease to act in any way which may lead another to believe the LICENSEE still has the right to use the Licensed Marks.

                          (iii)   Immediately upon termination or expiration of
this Agreement, LICENSEE shall deliver to LICENSOR, at no cost to LICENSOR, all computer equipment, PROMS, gross tapes, heat stamp dyes and other equipment which are used by LICENSEE solely for the reproduction of the Licensed Marks. LICENSEE shall be further responsible for identifying, collecting and delivering to LICENSOR, at no cost to LICENSOR, any and all such devices which may be in the possession of LICENSEE'S subcontractors, if any.

                 (C) Notwithstanding the foregoing, upon expiration of this Agreement, or termination of this Agreement for any reason, LICENSOR shall have the prior right and option, to be exercised in writing and mailed or delivered no later than fifteen (15) business days after such event, to purchase any or all remaining Licensed Products and tangible items bearing the Licensed Marks at LICENSEE'S cost on terms mutually acceptable to LICENSOR.


                                 ARTICLE XV

                                INFRINGEMENTS

         1.      Third Party Infringements

         In the event LICENSEE learns of any use of the Licensed Marks or confusingly similar Marks by any third party on or in connection with the Licensed Products or other products that LICENSEE has reason to believe constitutes an infringement of the Licensed Marks, LICENSEE shall promptly notify LICENSOR in writing of such use and all the known details thereof. LICENSOR may take whatever action it deems appropriate to stop said infringement. In no event shall LICENSOR be responsible to LICENSEE for any damages that may result from said infringement(s).


                                 ARTICLE XVI

                                MISCELLANEOUS

         1.      Limitation of Relationship

         Nothing contained herein shall be construed to place either party in the relationship of legal representative, partner, joint venturer, principal, or agent of the other, and LICENSEE shall have no authority to obligate or bind the LICENSOR.

         2.      Specific Performance to Obtain Cooperation

         Without prejudice to any other right and/or remedy LICENSOR may have under this Agreement or the law, if, after notice to LICENSEE, LICENSEE fails to take any action which LICENSEE is obligated to take hereunder, then LICENSOR shall have the right and option, but not the duty, to bring an action for specific performance to compel such action, and LICENSEE shall pay any and all costs and expenses and reasonable attorneys' fees and disbursements incurred by LICENSOR with respect thereto.

         3.      Uniqueness of Licensed Marks, Equitable and Legal Relief

         LICENSEE recognizes that the Licensed Marks possess a special, unique and extraordinary character which makes difficult the assessment of monetary damages which LICENSOR might sustain by an unauthorized use. LICENSEE agrees that irreparable injury would be caused by LICENSEE by such unauthorized use, and that injunctive and other relief, in law and equity, would be appropriate in the event of a breach of this Agreement by LICENSEE. In the event that any action or proceeding is brought by LICENSOR against LICENSEE arising out of, or by reason of, the breach of this Agreement, including third party claims and cross-claims, LICENSEE shall pay any and all costs, expenses, and reasonable attorneys' fees and disbursements incurred by LICENSOR, including, but not limited to, appeals.

         4.      License Limited to LICENSEE

                 (A) The License and other rights granted in this Agreement are personal to LICENSEE and, without the prior written consent of LICENSOR, which may be withheld by LICENSOR in LICENSOR'S sole discretion, may not be assigned, sublicensed, pledged, or otherwise affected, nor may any of LICENSEE'S duties be delegated. Any such action taken without the prior written consent of LICENSOR shall entitle LICENSOR to have the right and option, but not the duty, to terminate this Agreement.

                 (B) LICENSEE shall not contract for the manufacture and/or sale of the Licensed Products by a third party without the prior written consent of LICENSOR which shall not be unreasonably withheld. Any such action taken without the prior written consent of LICENSOR shall entitle LICENSOR to have the right and option, but not the duty, to terminate this Agreement.

                 (C) The sale, transfer, or assignment of fifty percent (50%) or more of the shares of LICENSEE, including by way of transfer, or assignment of any amount of authorized but unissued shares, a merger or consolidation; (or, if a partnership, then any change in at least fifty percent (50%) of the partners' interests); or, a sale of a substantial part of its assets shall be deemed an assignment within the meaning of this Agreement.

                 (D) Subject to the provisions of this Clause 4, this Agreement shall in all respects be binding upon and inure to the benefit of the parties and their respective legal representatives, successors, and assigns.

         5.      Limitation on Use of Other Trademarks

         LICENSEE does hereby acknowledge that any attempt by it, or by any other corporation, partnership, or business organization in which any officers, directors, stockholders, partners are owners thereof, to manufacture, sell or distribute the products Listed on Exhibit "F" under any trademark, trade name, or other identifying word or symbol of any "Competitor" (defined below) of the Licensed Marks (except under such trademarks, trade names, or identifying words or symbols LICENSEE is using as of the date of this Agreement) constitutes a violation of its obligation to use its best efforts to exploit the License granted herein. LICENSEE does hereby assume the liability for its officers, directors, and shareholders (or partners) for such conduct and agrees that any such conduct shall constitute a breach of this Agreement. "Competitor" of LICENSOR shall be a company selling/distributing a product(s) with quality, distribution channels, price points and image similar to that of Nautilus such that the sale of Competitor's products would materially affect the overall volume growth of Nautilus (e.g. Weider, Cybex, Universal, Gold's Gym etc.). Attached hereto is Schedule 1 listing all trademarks, trade names, or other identifying words or symbols used by LICENSEE as of the date of this Agreement, which shall be exempt from the operation of this provision. Schedule 1 is a representation that has materially induced LICENSOR to execute this Agreement.

         6.      Notices and Communications

         All reports, notices, submissions for approval, and/or other communication required under this Agreement shall be in writing. Unless otherwise provided in this Agreement, all of the aforesaid and all payments required to be made in accordance with this Agreement shall be effective when delivered either personally when mailed by certified mail, return receipt requested, or by nationally recognized overnight carrier to the parties at the addresses given at the beginning of this Agreement, or at such other address as either party may specify by written notice to the other in accordance with the terms of this clause (such address being referred to in this Agreement as "Notice Address"). At no time, however, shall LICENSEE be permitted to have a notice address outside the continental United States of America.

         7.      Waiver of Rights

         The failure of a party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered or deemed to be a waiver nor considered or deemed to deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

         8.      Confidentiality of Information

                 (A) LICENSEE shall regard and preserve as confidential all information related to the business of the LICENSOR, except that information which is public knowledge, which may be obtained by it from any source as a result of this Agreement, or otherwise, including information regarding designs, advertising, promotions, marketing plans and other information which LICENSOR may provide to

LICENSEE to assist it in the development and sale of the Licensed Products. LICENSEE shall confine and limit the use of all information and ideas exclusively to the development and sale of the Licensed Products, and shall not use or adopt such information and ideas in connection with any product which is not a Licensed Product. Upon expiration or termination for any reason, LICENSEE shall forthwith deliver to LICENSOR any such information and thereafter cease using same.

                 (B) LICENSOR shall regard and preserve as confidential all information related to the business of the LICENSEE, except for that information which is public knowledge, which may be obtained by it from any source as a result of this Agreement, or otherwise, including information regarding designs, advertising, promotions, marketing plans and other information which LICENSEE may provide to LICENSOR to assist it in the development and sale of the Licensed Products. LICENSOR shall confine and limit the use of all information and ideas to the development and sale of the Licensed Marks.

                 (C)      Without limiting the generality of Paragraph 8(A) of
Article XVI above:

                          (i)     LICENSEE shall not, without first obtaining
LICENSOR'S written consent, at any time, whether during the Licensed Term or thereafter, disclose to any person, firm, agency, authority or other enterprise, or in any way use for its benefit any information relating to the customer lists, pricing, methods, processes, apparatus, programs, practices, employees, or other materials conceived, designed, created, developed, or assembled for or by LICENSOR, its designees, its Licensees or its agents; and

                          (ii)    LICENSEE shall insure that its employees
having access to such information do not copy, duplicate, or otherwise use, or disclose such information to third parties, except as otherwise contemplated by this Agreement. LICENSEE shall effect reasonable security precautions to safeguard such information from theft or from access by persons other than its employees using it in accordance with this Agreement, and shall promptly notify LICENSOR in writing of the nature of any unauthorized possession or use that may take place.

                          (iii)   This subsection (C) shall survive the
expiration or termination of this Agreement.

                 (D) Any and all products, patterns, sketches, designs, swatches, technical assistance, know-how, and other such material and information given to LICENSOR may be used by LICENSOR or its designees in furtherance of any of its licensing and marketing programs. In no case, however, shall such items and services be disclosed to parties other than NII, ACC or LICENSOR'S Licensees.

         9.      LICENSOR'S Right to Appoint Representatives

         LICENSOR shall have the right at any time to appoint in writing an authorized representative or representatives who shall be empowered to act on behalf of the LICENSOR with regard to any matter pertaining to this Agreement. It is understood that such appointment shall be strictly limited to the provisions of the written appointment, that the representative shall have no authority beyond the scope of such appointment, and that LICENSEE shall act only in accordance with such written appointment.

         10. Complete Agreement; No Oral Modification; Severability; Surviving Provisions

                 (A) This Agreement is a complete statement of all agreements among the parties with respect to its subject matter. Any amendment, modification, alteration, change or waiver must be in writing. LICENSEE acknowledges that LICENSOR has made no warranties or representations except those expressly stated herein, if any.

                 (B) If any provision of this Agreement is for any reason declared to be invalid or unenforceable, the validity of the remaining provisions shall not be affected thereby.

                 (C) The recitals are hereby incorporated in this Agreement. Paragraph headings are used solely for convenience and should not be given any weight in the interpretation of this Agreement.

                 (D) Any provision of this Agreement which by its plain import is intended to extend beyond expiration or termination, as the case may be, shall survive expiration or termination of the Licensed Term.

         11.     Governing Law and Jurisdiction

         All questions concerning this Agreement, but excluding those questions falling under Article I, Paragraph 5(C), the rights and obligations of the parties, the enforcement thereof, and the validity, effect, interpretation, and construction thereof, shall be governed by and determined under the internal laws of the State of New York except that any questions governed by the trademark statutes of the United States of America shall be governed by and determined under such statutes. LICENSEE hereby submits to the jurisdiction of the state and federal courts of the State of New York for the resolution of any dispute or controversy which may arise hereunder and agrees that it will not resort to the courts or other governmental agencies of any other jurisdiction for the resolution of any such dispute or controversy.

         12.     Warranties of Corporate Fitness

         LICENSEE and LICENSOR each warrant the following: (i) that the delivery of this Agreement has been duly authorized by all requisite corporate action of its company; (ii) that the execution and delivery of this Agreement does not violate its Articles of Incorporation or By-laws, or any contract or commitment to which it is a party or by which it is bound; and (iii) that it is not a party to any suit, action, administrative proceeding, or investigation which, if successful, would have a material, adverse effect on its properties, financial conditions, or business.



                           [INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have first caused this Agreement to be executed as of the day and year first above written.

                                     APPAREL MARKETING CORPORATION, a
                                          Kentucky Corporation,

                                     d/b/a Nautilus Wear International



                                     By: /s/ Nicholas J. DeMarco
                                         --------------------------------------
                                         Nicholas J. DeMarco, President

                                                                     "LICENSOR"


                                     BOLLINGER INDUSTRIES, INC., a
                                     Delaware Corporation



                                     By: /s/ Glenn Bollinger
                                         --------------------------------------
                                         Glenn Bollinger, Chairman and CEO

                                                                     "LICENSEE"

                                                                       EXHIBIT A



This EXHIBIT A depicts the authorized form in which the Licensed Mark must be used in connection with the Licensed Products.



                  (Nautilus logo inserted into Original Copy.)

                                                                       EXHIBIT B

           QUARTERLY TRADEMARK ROYALTY AND ADVERTISING PAYMENT REPORT
                  INTERNATIONAL APPAREL MARKETING CORPORATION
                       D/B/A Nautilus Wear International

LICENSEE:                                                  PRODUCT CATEGORY:
         -----------------------------------------------                     --------------------------------------------
PERIOD:                 , 19     to                  , 19    ,       Quarter of the        Year of the Licensed Term ("QTR")
       -----------------    ----    -----------------    ----   ----                ------

- - -----------------------------------------------------------------------------------------------------------------------------------

Total Due Licensor for QTR:                                 TRP/GMTR:                $
                                                                                      ----------------
                                                            APG/GMAP:                $
                                                                                      ----------------
- - -----------------------------------------------------------------------------------------------------------------------------------

Please remit the Trademark Royal and Advertising Payment by separate checks made out to International Apparel Marketing
Corporation and mail to 80 West 40th Street, Suite 80, New York, NY  10018.

- - -----------------------------------------------------------------------------------------------------------------------------------

TRADEMARK ROYALTY PAYMENT ("TRP") & TRP-TO-DATE for LICENSED TERM YEAR ("LTY"):

Net Sales for QTR:                                    $
                                                       ----------------
Less: Discounted Goods ("DC") for QTR:                $
                                                       ----------------
                                                      $                      @ 6% =  $
                                                       ----------------               ----------------
DC for QTR:                                           $                      @ 4% =  $
                                                       ----------------               ----------------

TRP for QTR:                                                                         $
                                                                                      ----------------
TRP for previous quarters:                                                           $
                                                                                      ----------------
TRP-TO-DATE (for LTY):                                                               $
                                                                                      ----------------
GUARANTEED MINIMUM TRADEMARK ROYALTY ("GMTR")

GMTR for LTY (A):                                     $
                                                       ----------------
TRP-TO-DATE (for LTY):                                %
                                                       ----------------
(A) X (B) = GMTR PAYMENT:                             $
                                                       ----------------
GMTR payments previous quarters                       $                  (Include credits against Advance TM
                                                       ----------------  Royalty)
GMTR-TO-DATE:                                         $
                                                       ----------------

TOTAL PREVIOUS PAYMENTS (WHETHER GMTR OR TRP) TO DATE ("PP"):

                                                      $
                                                       ----------------
TRADEMARK ROYALTY DUE LICENSOR FOR QTR:

The greater of the GMTR-to-DATE or TRP-to-DATE:       $
                                                       ----------------
      Less: PP:                                       $
                                                       ----------------
Less: TM Royalty Credit for QTR:                      $
                                                       ----------------
AMOUNT DUE LICENSOR FOR QTR:                                                 $
                                                                              ----------------

ADVERTISING PAYMENT ("AP") & AP-TO-DATE (for LTY):

Net Sales for QTR:                                    $
                                                       ----------------
Less: DC for QTR:                                     $
                                                       ----------------
                                                      $                      @ 3% =  $
                                                       ----------------               ----------------
DC for QTR:                                           $                      @ 2% =  $
                                                       ----------------               ----------------
AP for QTR:                                                                          $
                                                                                      ----------------
Previous AP for LTY:                                                                 $
                                                                                      ----------------
AP-TO-DATE for LTY:                                                                  $
                                                                                      ----------------
GUARANTEED MINIMUM ADVERTISING PAYMENT ("GMAP"):

GMAP for LTY (A):                                     $
                                                       ----------------
% of GMAP for QTR (B):                                $
                                                       ----------------
(A) X (B) = GMAP PAYMENT:                             $
                                                       ----------------
GMAP payments previous quarters:                      $
                                                       ----------------
GMAP-TO-DATE:                                         $
                                                       ----------------

TOTAL PREVIOUS ADVERTISING PAYMENTS (WHETHER GMAP OR AP) TO DATE ("APP"):

                                                      $
                                                       ----------------

ADVERTISING PAYMENT DUE LICENSOR FOR QTR:

The greater of the GMAP-to-DATE or AP-to-DATE                  $
                                                                ----------------
      Less: the APP:                                           $
                                                                ----------------

                                                               $
                                                                ----------------
      Less:  Pre-Approved Adv. Deduction                       $
                                                                ----------------
AMOUNT DUE LICENSOR FOR QTR:                                                         $
                                                                                      ----------------

                                                ADVERTISING EXPENSE REPORT

        (Accounting of advertising done by licensee on its own behalf and AP deductions pre-approved by Licensor)

Publication/Use Date                        Description/Purpose                           Date Approved         Cost
- - ---------------------    ---------------------------------------------------------        -------------         ----





Note:    You must attach copies of all receipts/bills for the Advertising Expenditures or they will not be allowed.


CEO:                                   Date:                     CFO:                              Date:
    ----------------------------------      ---------------          -----------------------------      ------------------

                                                                       EXHIBIT C


                        APPAREL MARKETING CORPORATION
                      d/b/a NAUTILUS WEAR INTERNATIONAL

                        LICENSED PRODUCT APPROVAL FORM
                                                               Page ____ of ____

LICENSEE:                                                               DATE:
         -------------------------------------------------------              ------------------------------

SUBMITTED BY:                                                           SEASON:
             ---------------------------------------------------                ----------------------------

- - ---------------------------------------------------------------------------------------------------------------------------------

                                                                         DATE OF PRIOR                 LICENSOR'S
STYLE #                        DESCRIPTION                                SUBMISSION                    COMMENTS
- - -------                        -----------                                ----------                    --------









Note: Description should include the following: fabric, color, sizes, specs, source code #, and color code #. Please attach swatches on separate page.

A =   Approved as Submitted
T =   Approved with modification; must resubmit making requested changes
D =   Disapproved

Sizing of the styles must be in accordance with Figure Types and Size Ranges (Fairchild Publications). Any approval herein granted shall not be construed as a consent to infringe a third party's copyright, trademark, patent, or other right and shall not survive the above season.

                                                                       EXHIBIT D

                         APPAREL MARKETING CORPORATION
                       d/b/a NAUTILUS WEAR INTERNATIONAL

                        LICENSED MARKS USE APPROVAL FORM

                                                               Page ____ of ____

LICENSEE:
         ------------------------------------------------------------

         Submitted by:
                      -----------------------------------------------

         Season:                               Date:
                ------------------------------      -----------------

         If previously submitted (date):
                                        -----------------------------

STYLE/IDENTIFICATION NUMBER:
                            -----------------------------------------

INTENDED USE AND INTENDED DURATION OF USE:



DESCRIPTION OF SUBMISSION: (submission to be attached)



SUBMISSION CREATED BY: (Name, Address & Phone Number)



- - -------------------------------------------------------------------------------
                     *** TO BE COMPLETED BY LICENSOR ***


                     Date                        Comments
                -------------  --------------------------------------------

LICENSOR:
                -------------  --------------------------------------------
NAUTILUS:
                -------------  --------------------------------------------

A =      Approved
T =      Approved with modification; must re-submit making requested changes
D =      Disapproved

ADDITIONAL COMMENTS:

                                                                       EXHIBIT E


                 MINIMUM SALES REQUIREMENTS, GUARANTEED MINIMUM
                       TRADEMARK ROYALTIES AND GUARANTEED
                     MINIMUM ADVERTISING PAYMENTS SCHEDULE



The "First Year" = May 1, 1995 to August 31, 1996.

         Minimum Sales Requirement = One Million Five Hundred Thousand Dollars ($1,500,000) in Net Sales;

         Guaranteed Minimum Trademark Royalty = Seventy Five Thousand Dollars ($75,000);

         Guaranteed Minimum Advertising Payment = Twenty Two Thousand Five Hundred Dollars ($22,500);


The "Second Year" = September 1, 1996 to August 31, 1997.

         Minimum Sales Requirement = Two Million Dollars ($2,000,000) in Net Sales;

         Guaranteed Minimum Trademark Royalty = One Hundred Thousand Dollars ($100,000);

         Guaranteed Minimum Advertising Payment = Thirty Thousand Dollars ($30,000);

                                                                       EXHIBIT F

                           LICENSED PRODUCTS DEFINED



The products listed below under Category A and B, when bearing the Licensed Marks, shall be considered "Licensed Products" for purposes of this Agreement. Products may be added to the list from time to time upon the mutual agreement of the parties set forth in writing and signed by both parties.


CATEGORY A

Weight Benches on a non-exclusive basis (Nautilus International Inc. shall have the right to sell weight benches in the Territory during the Licensed Term to the wholesale, retail, medical and institutional trade)

Exercise Mats

Weightlifting Bars

Dumbbell Sets (non-cast iron)

Jumpropes

Handgrips

Ankle Weights

Aerobic Steps

Neoprene Trimming Products


CATEGORY B

Cast Iron Weight Sets (e.g. 110 lbs., 175 lbs. and 310 lbs. sets, Cast Iron plates - 3 lbs., 5 lbs., 10 lbs., 20 lbs. and Cast Iron Hex Dumbbells);

Trampolines

                                                                      SCHEDULE 1


ABWEIGHT

BOLLINGER

BOLLINGER INDUSTRIES

BOLLINGER FITNESS PRODUCTS FOR EVERYBODY and Design

BOLLINGER HEALTHCARE (Stylized)

BRIGHTBELLS (Stylized)

BUNFIRMER

CAMLOCK (Stylized)

DENISE AUSTIN SUPER TUMMY TRIMMER

MISCELLANEOUS DESIGN (Fitness Man)

PROTEC (Stylized)

SATURN and Design

SOFTONE

SOLAR (Stylized)

STARLOCK (Stylized)

SOFTSTEP

TONE-UP 1-2-3

ULTRAARM

EXCELASTIC (Stylized)

PACER (Stylized)

SOFT-WEIGHTS

BODYMAT

DENISE AUSTIN

EASY GLIDER

HANNIBAL

KANG-A-RU

NOLAN RYAN

PORTA-GYM

PRO MAT

RIBCOR

ULTRAMAT

ZOOM OFF